NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 14, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 01, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Univar Solutions Inc. and Windsor Merger Sub, Inc., an indirect wholly owned subsidiary of Windsor Parent, L.P., which are affiliates of funds managed by affiliates of Apollo Global Management, Inc. became effective on August 01, 2023. Each share of Univar Solutions Inc. Common Stock was exchanged for $36.15 USD in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 01, 2023.